UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AptarGroup, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

March 21, 2008

Dear Stockholder,

It is my pleasure to invite you to attend our annual meeting of stockholders on April 30, 2008. At the meeting, we will review AptarGroup’s performance for fiscal year 2007 and our outlook for the future.

A notice of the annual meeting and proxy statement are attached. You will also find enclosed voting instructions. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the internet or by telephone, or alternatively, to complete and return the enclosed proxy card as soon as possible in the accompanying postage-paid envelope.

I look forward to seeing you on April 30 and addressing your questions and comments.

Sincerely,

Peter Pfeiffer
President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

March 21, 2008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 30, 2008 — the Proxy Statement and the 2007 Annual Report/Form 10-K are available at www.proxyvote.com.

The annual meeting of stockholders of AptarGroup, Inc. will be held on April 30, 2008 at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 to consider and take action on the following:

1.	To elect three directors to terms of office expiring at the annual meeting in 2011;

2.	To approve the Annual Bonus Plan;

3.	To approve the 2008 Stock Option Plan;

4.	To approve the 2008 Director Stock Option Plan;

5.	To approve an amendment of the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by the Company;

6.	To ratify the appointment of the independent registered public accounting firm; and

7.	Transaction of any other business that is properly raised at the meeting.

Your Board of Directors recommends a vote FOR all of the proposals listed above.

Stockholders owning our common stock as of the close of business on March 6, 2008 are entitled to vote at the annual meeting. Each stockholder has one vote per share.

Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the internet (which is the most cost effective means for AptarGroup), toll free telephone number or by completing and mailing the enclosed proxy card.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

i

ii

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of           AptarGroup, Inc. to be held on April 30, 2008, beginning at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup’s Board of Directors to solicit your proxy for use at the annual meeting. It will be mailed to stockholders on or about March 21, 2008.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 6, 2008 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 6, 2008, there were 68,227,429 shares of common stock outstanding.

What am I voting on?

You are asked to vote on the following proposals:

•	To elect three directors to terms of office expiring at the annual meeting in 2011

•	To approve the Annual Bonus Plan

•	To approve the 2008 Stock Option Plan

•	To approve the 2008 Director Stock Option Plan

•	To approve an amendment of the Company’s Certificate of Incorporation to increase the number of shares of common stock authorized for issuance

•	To ratify the appointment of the independent registered public accounting firm

The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

The Board has unanimously approved and recommends a vote FOR each of the proposals. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

You can vote your proxy in any of the following ways:

•	By Internet: AptarGroup encourages stockholders to vote by internet because it allows the least costly method of tabulating votes. You can vote by internet by following the instructions on your proxy card.

•	By Telephone: You can vote by touch tone telephone by following the instructions on your proxy card.

•	By Mail: Sign, date and complete the enclosed proxy card and return it in the prepaid envelope.

When voting to elect directors, you have three options:

•	Vote for all nominees

•	Vote for only some of the nominees

•	Withhold authority to vote for all or some nominees

When voting on all other proposals, you again have three options, but they are different from those pertaining to the election of directors:

•	Vote FOR a given proposal

•	Vote AGAINST a given proposal

•	ABSTAIN from voting on a given proposal

If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all three nominees for director

•	FOR the approval of the Annual Bonus Plan

•	FOR the approval of the 2008 Stock Option Plan

•	FOR the approval of the 2008 Director Stock Option Plan

•	FOR the approval of the amendment of the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance

•	FOR the ratification of the appointment of the independent registered public accounting firm

You can revoke your proxy at any time before it is exercised by any of the following methods:

•	Entering a new vote by internet or telephone

•	Writing to AptarGroup’s Corporate Secretary

•	Submitting another signed proxy card with a later date

•	Voting in person at the annual meeting

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup’s common stock on March 6, 2008. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by internet or by telephone, or by completing and returning your proxy card. If you do not vote by internet or telephone or if you do not return your proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the proposal regarding the election of directors, the approval of the Annual Bonus Plan, the amendment of the Certificate of Incorporation to increase the authorized shares of common stock available for issuance and the ratification of the appointment of the independent registered public accounting firm. However, without instructions, your broker will not vote for the proposals regarding the 2008 Stock Option Plan and the 2008 Director Stock Option Plan. Any unvoted shares are called “broker non-votes”.

How many votes are required to approve each proposal?

The three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. Approval of the proposals regarding the Annual Bonus Plan, the 2008 Stock Option Plan, the 2008 Director Stock Option Plan and the ratification of the appointment of the independent registered public accounting firm require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposals; provided that, pursuant to the rules of the New York Stock Exchange, the total vote cast on each of the 2008 Stock Option Plan and 2008 Director Stock Option Plan proposals must represent over 50% of the shares of the common stock entitled to vote on the proposal. Broker non-votes will have no effect on the outcome of these proposals (other than determining whether the total vote cast is over 50% of the shares of common stock entitled to vote on the 2008 Stock Option Plan and 2008 Director Stock Option Plan proposals). Abstaining is the legal equivalent of voting against these proposals. The affirmative vote of a majority of the outstanding shares of common stock is required to approve the proposed amendment to the Certificate of Incorporation. Accordingly, abstentions and non-voted shares with respect to this proposal will have the effect of a vote against this proposal.

Who will count the votes?

Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.
Following are the proposals to be voted on at this year’s annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected for a new term expiring at the 2011 annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2011

	Director
Name	Since	Age	Principal Occupation and Directorships

King W. Harris	1993	64	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments) and a Senior Executive at Chicago Metropolis 2020 (civic organization). Mr. Harris is also a director of Alberto-Culver Co. (a health and beauty products company).
Peter H. Pfeiffer	1993	59	Mr. Pfeiffer was appointed President and Chief Executive Officer of AptarGroup in 2008. Prior to this appointment, Mr. Pfeiffer had been Vice Chairman of the Board since 1993.
Dr. Joanne C. Smith	1999	47	Dr. Smith is a physician at the Rehabilitation Institute of Chicago (“RIC”) and became RIC’s President and Chief Executive Officer in 2006. From 2005 until 2006, Dr. Smith was President of RIC’s National Division and from 2002 to 2005, she served as RIC’s Senior Vice President, Corporate Strategy. Dr. Smith is also a director of Hillenbrand Industries, Inc. (healthcare, deathcare).

The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2009

	Director
Name	Since	Age	Principal Occupation and Directorships

Stefan A. Baustert	2006	52	Mr. Baustert is a member of the Managing Board of Singulus Technologies AG (optical storage media) (“Singulus”) and became the President and Chief Executive Officer of Singulus in 2007. From 2003 to 2006, Mr. Baustert was the Chief Financial Officer (“CFO”) of Singulus. From 1997 to 2002, he was the CFO and a member of the Managing Board of E-Plus Mobilfunk GmbH & Co. KG (mobile communications equipment and services). Mr. Baustert is also Chairman of the Supervisory Board of Hama Tech AG (an electronics company).
Rodney L. Goldstein	2003	56	Mr. Goldstein has been Chairman of Frontenac Company LLC (private equity investing) since 2003. For more than the past five years, he has been Managing Director of Frontenac. Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.
Ralph Gruska	1993	76	For more than the past five years, Mr. Gruska has been retired. From 1989 to 1991, Mr. Gruska served as Chairman and Chief Executive Officer of the Cosmetics Packaging and Dispensers Division of Cope Allman Packaging plc (a United Kingdom packaging company).
Leo A. Guthart	1993	70	Mr. Guthart has been the Managing Member of the General Partner of Topspin Partners L.P. (venture capital investing) since 2000. From 2001 to 2003, he was Executive Vice President of the Home and Building Control Group of Honeywell International Inc.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2010

Alain Chevassus	2001	63	Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000. From 1977 to 1999, he was President and Chief Executive Officer of Techpack International (a cosmetic packaging division of Alcan, Inc.)
Stephen J. Hagge	2001	56	Mr. Hagge is the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary of AptarGroup. He was appointed Chief Operating Officer in 2008 and has been Executive Vice President, Chief Financial Officer and Secretary of AptarGroup since 1993.
Carl A. Siebel	1993	73	Mr. Siebel is the Chairman of the Supervisory Board of Gütermann AG (a textile company). Mr. Siebel served as President and Chief Executive Officer of AptarGroup from 1996 to 2007.

CORPORATE GOVERNANCE

AptarGroup’s corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board of Directors Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site at the following address: http://www.aptargroup.com. Stockholders may obtain copies of these documents, free of charge, by sending a written request to our principal executive office at: 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

Corporate Governance Principles

The Board of Directors (“Board”) has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board of Directors to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

Ethical business conduct is a shared value of our Board, management and employees. AptarGroup’s Code of Business Conduct and Ethics applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

The Code of Business Conduct and Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup’s business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its web site.

Board Structure

The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under “Independence of Directors”. Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board has determined that seven out of ten directors are independent in accordance with the New York Stock Exchange listing standards. Those directors determined to be independent are: S. Baustert, A. Chevassus, R. Goldstein, R. Gruska, L. Guthart, K. Harris, and J. Smith. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

•	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

•	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is, or has an immediate family member who is, a current partner of a firm that provides internal audit services to the Company or is the Company’s external auditor (“Firm”).

•	The director is a current employee of such Firm.

•	The director has an immediate family member who is a current employee of such Firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

•	The director was, or has an immediate family member who was, within the last three years (but is no longer) a partner or employee of such Firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•	The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the Company’s, or any executive officer’s, annual charitable contributions to the organization exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board considers the following to be immaterial when making independence determinations:

•	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

•	Investments by Messrs. Harris and Siebel in a private equity fund managed by Mr. Guthart which, in the aggregate, are less than 1% of the fund’s total net asset value.

•	Mr. Harris’ membership on the Board of Directors of Alberto-Culver Co., a customer of AptarGroup.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers. Executive sessions are led by a “Presiding Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Secretary at AptarGroup’s principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters — Stockholder Proposals” for a director nomination.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup’s independent directors.

Audit Committee

The Board has determined that each member of the Audit Committee (Messrs. Baustert, Goldstein, Guthart and Gruska) is financially literate and independent in accordance with the requirements of the New York Stock Exchange. The Board has also determined that Messrs. Baustert, Goldstein and Guthart qualify as “audit committee financial experts” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board considered, among other things, the relevant experience of Messrs. Baustert, Goldstein and Guthart as described under “Election of Directors.” The Audit Committee operates under a written charter that complies with all regulatory requirements.

This committee oversees the financial reporting process, system of internal controls and audit process of AptarGroup and reviews AptarGroup’s annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of AptarGroup’s external auditor and is responsible for the appointment, retention, termination, compensation and oversight of the external auditor. This committee also reviews AptarGroup’s process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics. The Audit Committee also approves or ratifies all related party transactions involving executive officers.

Compensation Committee

The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s executives. This committee may not delegate its authority. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation. For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis”.

The Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, bonus and equity compensation. In addition, this committee receives compensation market survey information from the Vice President of Human Resources, an executive officer of AptarGroup, including information prepared for the Company by Towers Perrin, a compensation consulting firm. For a further discussion of compensation information provided to the Compensation Committee by management, see our “Compensation Discussion and Analysis”.

Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. This committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management, including information prepared for management by outside advisers. In 2007, the Compensation Committee engaged the Hay Group, a compensation consulting firm, in order to begin a review of the compensation levels of our CEO, COO and CFO, and the presidents of our three business segments. The review will include a comparison to market survey information for salary, and short-term and long-term incentive compensation levels of similar positions at companies with revenue similar to those of AptarGroup. The Compensation Committee intends to engage outside advisers to perform similar work from time to time and at least once every three years.

Corporate Governance Committee

The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. This committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee. In identifying and evaluating nominees for director, this committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. This committee may also take into consideration such factors and criteria as it deems appropriate, including the nominee’s character, judgment, business experience and acumen.

The Corporate Governance Committee develops and recommends to the Board AptarGroup’s corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as AptarGroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Executive Committee

The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

BOARD MEETING ATTENDANCE

The Board met 7 times in 2007. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Siebel, Pfeiffer and Hagge attended the 2007 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD
Name	Corporate Governance		Audit		Compensation		Executive
S. Baustert (I)			X

A. Chevassus (I)					X

R. Goldstein (I)	X		X

R. Gruska (I)			X		X

L. Guthart (I)			X	*	X	*

S. Hagge							X

K. Harris (I)	X	*			X		X	*

P. Pfeiffer							X

C. Siebel							X

J. Smith (I)	X

Number of Meetings in Fiscal 2007	4		9		5		4

X* — Chairperson; (I) — Independent Director

BOARD COMPENSATION

Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of the following:

•	an annual retainer of $24,000, payable $6,000 per quarter

•	a fee of $3,500 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

•	a fee of $1,000 for each committee meeting attended in person, $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

•	an annual retainer of $5,000 for the Chairpersons of the Audit and Compensation Committees

•	an annual fee of $110,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees

Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings.

Amounts in the following discussion have been adjusted for a 2-for-1 stock split that was made May 9, 2007. Pursuant to the 2004 Director Stock Option Plan, on May 9, 2005, each non-employee director, except for Stefan A. Baustert who was not yet a member of the Board at that time, was granted a non-qualified option to purchase 16,000 shares of common stock at an exercise price of $25.66 per share. On May 8, 2006, Mr. Baustert was granted a non-qualified option to purchase 12,000 shares of common stock at an exercise price of $27.18 per share. Of the option shares granted to each non-employee director, 4,000 shares became exercisable six months after the date of grant and an additional 4,000 shares became exercisable on the earlier of each anniversary of the date of grant or the day before each annual meeting of stockholders. Under the 2004 Director Stock Option Plan, a non-employee director is only eligible for one grant under the Plan.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash
	($)
		Board	Total Fees
		Meeting and	Earned
	Annual	Committee	or Paid in	Option
	Retainer	Related Fees	Cash	Awards	Total
Name	($)	($)	($)	($) (1)(2)	($)
S. Baustert	24,000	26,000	50,000	51,780	101,780

A. Chevassus	24,000	20,250	44,250	44,532	88,782

R. Goldstein	24,000	30,000	54,000	44,532	98,532

R. Gruska	24,000	30,250	54,250	44,532	98,782

L. Guthart	24,000	35,750	59,750	44,532	104,282

S. Hagge	—	—	—	—	—

K. Harris	110,000	—	110,000	44,532	154,532

P. Pfeiffer	—	—	—	—	—

C. Siebel	—	—	—	—	—

J. Smith	24,000	21,000	45,000	44,532	89,532

(1)	Option Award amounts represent the expense recorded in AptarGroup’s financial statements in 2007 as determined pursuant to Statement of Financial Accounting Standards 123R (“FAS 123R”). Assumptions used in the calculation of the expense related to stock options granted can be found in Note 15, “Stock-Based Compensation” to AptarGroup’s audited financial statements for the year ended December 31, 2007, included in AptarGroup’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008 (“AptarGroup’s Financial Statements”). The compensation expense included above has not been reduced by any assumption of forfeiture.

(2)	The aggregate number of options outstanding as of December 31, 2007 for each non-employee director is as follows: S. Baustert — 12,000, A. Chevassus — 4,000, R. Goldstein — 24,000, R. Gruska — 12,000, L. Guthart — 32,000, K. Harris — 32,000, and J. Smith — 32,000.

PROPOSAL 2 — TO APPROVE THE ANNUAL BONUS PLAN

Introduction

AptarGroup is asking stockholders to approve the AptarGroup, Inc. Annual Bonus Plan (“Annual Bonus Plan”) under which executive officers and other employees would be eligible to participate in incentive awards based on the achievement of objective performance goals. The plan was approved by the Board of Directors on February 28, 2008.

Historically, the CEO, COO and CFO have been awarded bonuses at the discretion of the Compensation Committee after considering the performance of the company as well as the achievement of strategic and individual objectives. The Compensation Committee has granted incentive awards under the Annual Bonus Plan to the CEO, COO and CFO, as well as to other executive officers, subject to approval of the plan. The plan allows the Compensation Committee to utilize specified financial and individual measures (as more fully described below) when determining such awards. Should the bonus plan receive stockholder approval, it is intended that the plan will qualify for exemption under Section 162(m) of the Internal Revenue Code (the “Code”), which would allow awards to be tax deductible.

Description of the Plan

The purposes of the Bonus Plan are to:

•	retain and motivate officers and other employees of AptarGroup who are designated by AptarGroup to participate in the Annual Bonus Plan for a specified performance period (a “Performance Period”); and

•	provide such designated officers and employees with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for that Performance Period.

The following is a brief summary of some of the terms of the Annual Bonus and is qualified in its entirety by, and made subject to, the more complete information set forth in the Annual Bonus Plan set forth as Appendix A to this proxy statement.

All officers and other employees of AptarGroup are eligible to be designated for participation in the Annual Bonus Plan. The Compensation Committee will designate the eligible employees who will participate in the Annual Bonus Plan for a specified Performance Period, and will do so not later than 90 days after the beginning of the Performance Period, or if earlier, the date on which 25% of the Performance Period has been completed (the “Applicable Period”). Currently, approximately 12 persons are eligible to participate in the Annual Bonus Plan.

Under the Annual Bonus Plan, payment of awards to participating employees is subject to the attainment of specific performance goals established by the Compensation Committee for each

Performance Period, and other terms and conditions that may be established by the Compensation Committee during the Applicable Period. A participant may receive an award under the Annual Bonus Plan based upon achievement of an objective performance goal or goals using one or more objective corporate-wide or subsidiary, division, operating unit or individual measures. With respect to bonuses payable to persons who are, or are expected to be, employed as the CEO or certain of the other most highly compensated executive officers of AptarGroup as of the last day of AptarGroup’s taxable year (“162(m) Covered Employees”), the applicable performance goals shall include the following objective performance measures: earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios, consisting of return on equity, return on assets and return on invested capital; the ratio of EBIT to capital; the ratio of EBITDA to capital; net income; operating income; revenues; profit margin; cash flow(s); expense reduction; working capital ratios; successful implementation of strategic initiatives; and successful integration of acquisitions. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of AptarGroup (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to participants who are not 162(m) Covered Employees and who are not expected to be 162(m) Covered Employees at any time during the applicable Performance Period, the performance goals may include any objective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed above.

Upon attainment of the relevant performance goals, a participant will be eligible to receive an award in cash or restricted stock units, or any combination of both. Performance goal targets are expressed in terms of an objective formula or standard which may be based on an employee’s base salary, or a multiple thereof, at the time or immediately before the performance goals for such Performance Period were established. In all cases, the Compensation Committee has the sole and absolute discretion to reduce the amount of any payment under the Annual Bonus Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the Annual Bonus Plan with respect to any Performance Period having a value in excess of $2,000,000, which maximum amount will be prorated with respect to Performance Periods that are less than one year in duration.

Determination of the performance compensation awarded to each participant is to be made at a time determined by the Compensation Committee after the last day of each Performance Period following a certification by the Compensation Committee that the applicable performance goals were satisfied. No payment of performance compensation shall be made later than March 15 of the year immediately following the last day of the applicable Performance Period.

The Compensation Committee may delegate its responsibilities under the Annual Bonus Plan to the CEO or such other executive officer of AptarGroup as it deems appropriate, except that the Compensation Committee may not delegate its responsibilities with respect to bonuses payable to 162(m) Covered Employees.

The following table shows the minimum and maximum amounts that could be awarded to the following persons and groups under the Annual Bonus Plan based on the attainment of performance goals for AptarGroup’s fiscal year ending on December 31, 2008. The precise amounts that will be payable with respect to performance during such fiscal year are not determinable until after such date:

NEW PLAN BENEFITS
APTARGROUP, INC. 2008 ANNUAL BONUS PLAN

Plan Participant	Dollar Value ($)

Peter Pfeiffer	$0 to $1,600,000
President and Chief Executive Officer
Stephen Hagge	$0 to $1,200,000
Executive Vice President, Chief Operating Officer and Chief Financial Officer
Emil Meshberg	$0 to $770,000
Vice President
Francesco Mascitelli	$0 to $712,000
President, Emsar Group
Carl Siebel	$0	(1)
Former President and Chief Executive Officer
Executive Group	$0 to $10,486,000
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$0

(1)	C. Siebel retired at the end of 2007 and consequently is not eligible for awards under the Bonus Plan.

No compensation will be paid under the Annual Bonus Plan to 162(m) Covered Employees if the Annual Bonus Plan is not approved by stockholders. If approved, the Annual Bonus Plan will remain in effect until December 31, 2012, unless terminated earlier by the Board of Directors. The actual amount of compensation that will be paid under the Annual Bonus Plan, if the approval of stockholders is obtained, cannot be determined at this time.

The Board of Directors recommends a vote FOR approval of the Annual Bonus Plan.

PROPOSAL 3 — TO APPROVE THE 2008 STOCK OPTION PLAN

Introduction

AptarGroup is asking stockholders to approve the 2008 Stock Option Plan. The plan was approved by the Board of Directors on February 28, 2008. Historical share amounts discussed below have been adjusted to reflect the 2-for-1 stock splits made by the Company on May 9, 2007 and August 26, 1998.

In 2004, stockholders approved the 2004 Stock Awards Plan under which 5,000,000 shares of common stock were available for option awards. The Company has granted an average of approximately 1.2 million options to employees in each of the past 10 years. In January 2008, 1,252,000 options were granted to employees and in February 2008, approximately 10,000 restricted stock units (“RSUs”) were granted to executive officers who elected to take a portion of their 2007 bonus in the form of RSUs in lieu of cash. As of March 6, 2008, only approximately 350,000 shares remain available for grant under the 2004 Stock Awards Plan. The 2008 Stock Option Plan will make available 3,800,000 shares of common stock for new option awards.

AptarGroup has granted stock options to employees since becoming a publicly-owned company in 1993. During these past 15 years, the Company has consistently granted a similar amount of options each year. The Board of Directors and senior management believe that the ability to grant stock options is critical to the retention of key employees throughout the Company’s global operations and that stock options have successfully aligned the interests of our employees with those of our stockholders. Stock options are an important component of AptarGroup’s compensation package and turnover at the executive officer and senior management levels have been historically very low. Further, it is the belief of the Board and management that there is a strong correlation between our ability to consistently grant options to employees over the past 15 years, the retention of senior management, and our share performance. Twelve of the 13 executive officers as of December 31, 2007, have been employees of our company for more than 15 years.

To illustrate our belief in the strong correlation between the granting of options and our share performance, we have included a graph showing our share performance over the past five years. The following graph shows a comparison of the cumulative total stockholder return on AptarGroup’s common stock as compared to the cumulative total return of two other indexes: the Value Line Packaging & Container Industry Group (“Peer Group”) and the Standard & Poor’s 500 Composite Stock Price Index. The companies included in the Peer Group are: American Greetings Corporation, Inc., AptarGroup, Inc., Ball Corporation, Bemis Company, Inc., Caraustar Industries, Inc., Chesapeake Corporation, CLARCOR Inc., Crown Holdings, Inc., Mead Westvaco, Owen’s-Illinois, Inc., Packaging Corporation of America, Pactiv Corporation, Rock-Tenn Company, Sealed Air Corporation, Silgan Holdings, Inc., Smurfit-Stone Container Corporation and Sonoco Products Company. Changes in the Peer Group from year to year result from companies being added to or deleted from the Value Line Packaging & Container Industry Group. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

Comparison of 5 Year Cumulative Stockholder Returns
(source: Standard & Poor’s)

Historically, stock options granted by AptarGroup have vested ratably over a three year period with the first one-third of the grant becoming exercisable on the first anniversary of the grant date. It is the Company’s intention to continue this vesting methodology. We believe time-vested stock options are an effective means to reward long-term performance.

Approximately 80% of our employees reside outside of the United States. We believe that the ability to grant stock options to employees abroad ensures that our employees in different geographic regions remain focused on the interest of our stockholders. Stock options are an effective means to link the interests of our overseas employees to long-term stockholder value.

Description of the Plan

The 2008 Stock Option Plan permits AptarGroup to grant stock options to employees of AptarGroup and its subsidiaries and other entities in which AptarGroup has a direct or indirect equity interest. Stock options may be either “incentive stock options” (“ISOs”) under Section 422 of the Code, or other options (“nonqualified options”). The purpose of the plan is to promote the long-term financial interests of AptarGroup and its affiliates by:

•	attracting and retaining employees,

•	motivating employees by means of growth-related incentives,

•	providing competitive incentive compensation opportunities, and

•	furthering the identity of interests of participants with those of our stockholders.

The following is a brief summary of some of the terms of the plan and is qualified in its entirety by, and made subject to, the more complete information set forth in the 2008 Stock Option Plan set forth as Appendix B to this proxy statement.

Administration and Eligibility.  The plan will be administered by the Compensation Committee of our Board of Directors. The Committee will not have authority to reprice any stock option granted under the plan. Other than stock options, no other type of award may be granted under the plan. The plan empowers the Committee, among other things,

•	to select participants,

•	to interpret the plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to plan,

•	to make all determinations deemed necessary or advisable for its administration,

•	to impose such limitations, restrictions and conditions as it shall deem appropriate,

•	to correct any defect or omission or to reconcile any inconsistency in the plan or option granted thereunder,

•	to approve forms to carryout the purposes and provisions of the plan, and

•	to grant options under the plan.

All employees are eligible to participate in the plan. The Company currently grants stock options to approximately 300 employees.

Shares Subject to the Plan; Adjustment.  The Committee may award a maximum of 3,800,000 shares of common stock pursuant to the plan, subject to adjustment in the event of any stock split, stock dividend, recapitalization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event. If stock options expire unexercised or are cancelled, terminated or forfeited without the issuance of shares, such shares will again be available under the plan. Shares issued pursuant to the plan may be authorized and unissued shares, or treasury shares. The maximum number of shares of common stock subject to options granted during any calendar year to any person will be 500,000, subject to adjustment. The value of the Company’s common stock was $35.50 per share on March 6, 2008.

Each option will be exercisable at such time or times as the Committee determines at or subsequent to the grant; provided that no option shall be exercisable later than 10 years after the date of the grant. Pursuant to this provision of the plan, the Committee, in its sole discretion, may provide that in the event of a tender offer or accumulation of common stock, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all of the assets or dissolution of AptarGroup, awards may be accelerated and/or cash payments may be made in lieu of such awards.

An option entitles the holder to receive upon exercise up to the maximum number of shares of common stock subject to the option at an exercise price that is fixed at the time the option is granted. Options may be either ISOs or nonqualified options, except that, as long as required by Section 422 of the Code, no ISO may be awarded to any employee of an AptarGroup affiliate which is not an AptarGroup subsidiary corporation (as such term is used in Section 422(b) of the Code). An exercise price per share of common stock may not be less than 100% of the fair market value of a share of common stock at the time the option is granted and may not be less than the par value. The plan allows optionees, to the extent permitted by the Committee, to pay the exercise price of options in cash or AptarGroup common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by cash payment by a broker-dealer acceptable to AptarGroup to whom optionee has submitted an irrevocable notice of exercise.

Transferability.  Stock options will not be transferable other than (1) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by AptarGroup or (2) as otherwise permitted as set forth in the agreement relating to such grant. Except to the extent permitted by the foregoing sentence, each stock option may be exercised during a participant’s lifetime only by the participant or the participant’s legal representative or similar person.

Fair Market Value.  Fair market value on any date means either the closing price of common stock on that date (or, if the date is not a trading date, on the next preceding date which was a trading date) on the New York Stock Exchange.

Withholding.  AptarGroup will have the power to withhold, or require a participant to remit to AptarGroup, an amount sufficient to cover withholding taxes with respect to shares issuable pursuant to the plan. If so permitted by the Committee, a participant may elect to satisfy such taxes by making a payment to AptarGroup in cash or AptarGroup common stock (valued at the fair market value on the date of exercise), or any combination thereof, by having shares issuable under the plan withheld or by a cash payment by a broker-dealer acceptable to AptarGroup to whom optionee has submitted an irrevocable notice of exercise. Shares withheld to satisfy any taxes cannot be reissued under the plan.

Amendment of the Plan.  The Board of Directors may amend the plan at any time by a resolution adopted by at least 70% of the Board of Directors, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may impair the rights of the holder of any outstanding stock option without his or her consent.

Effective Date and Term of the Plan.  If approved by stockholders, the plan will be effective on the date of such approval. In the event that the plan is not approved by our stockholders, the plan will be null and void. The plan will terminate ten years after its effective date, unless terminated earlier by the Board through a resolution adopted by at least 70% of the whole Board. Termination of the plan will not affect the terms or conditions of any stock option granted prior to termination.

New Plan Benefits.  The number of stock options that will be granted hereafter under the plan is not currently determinable. Information regarding awards in 2007 under prior Stock Awards Plans to the named executive officers is provided in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables. In addition, in 2007, (i) options for 696,000 shares and 14,512 restricted stock units were granted to all 2007 executive officers as a group and (ii) options for

553,500 shares were granted to all other eligible employees, including current officers who are not executive officers. In 2008, as of March 6, 2008, (i) options for 589,500 shares and 9,824 restricted stock units were granted to all current executive officers as a group and (ii) options for 662,500 shares were granted to all other eligible employees, including current officers who are not executive officers. Non-employee directors are not eligible to receive awards under the 2004 Stock Awards Plan or the 2008 Stock Option Plan.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of stock option grants to be made under the plan.

•	A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares on the date exercised over their exercise price, and AptarGroup will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and AptarGroup will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and AptarGroup will be entitled to a corresponding deduction.

•	Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is “performance-based” compensation. Based on certain regulations issued by the United States Department of the Treasury, compensation under the plan payable with respect to stock options is considered performance-based compensation and, therefore, is not expected to be subject to the $1 million deduction limit under Section 162(m) of the Code.

The Board of Directors recommends a vote FOR approval of the 2008 Stock Option Plan.

PROPOSAL 4 — TO APPROVE THE 2008 DIRECTOR
STOCK OPTION PLAN

Introduction

AptarGroup is asking stockholders to approve the 2008 Director Stock Option Plan. The plan was approved by the Board of Directors on January 17, 2008. In 2004, stockholders approved the 2004 Director Stock Option Plan that provided for a one-time award of stock options to each director of AptarGroup who was not an employee of the Company or any of its affiliates. Currently, all non-employee directors, other than Mr. Siebel, have received grants under the 2004 Director Stock Option Plan and therefore are not eligible to receive further grants under that plan. Mr. Siebel retired from the Company at the end of 2007 and he continues to be a director and is eligible to receive a one-time grant of 4,000 options under the 2004 Director Stock Option Plan in 2008. As of March 6, 2008, there are 44,000 shares available for future grants under the 2004 Director Stock Option Plan, but as mentioned previously, Mr. Siebel is the only current director eligible to receive a one-time grant under the 2004 Director Stock Option plan in 2008.

Description of the Plan

The purposes of the 2008 Director Stock Option Plan are to:

•	provide an incentive for all non-employee members of the Board to maximize the long-term value of the common stock and otherwise act in the best interest of our stockholders, and

•	attract and retain highly qualified non-employee directors.

The following is a brief summary of some of the terms of the plan and is qualified in its entirety by, and made subject to, the more complete information set forth in the 2008 Director Stock Option Plan set forth as Appendix C to this proxy statement.

Administration and Eligibility.  The plan will be administered by the Compensation Committee of our Board of Directors. The Committee will not have the authority to reprice any stock option granted under the plan. The plan empowers the Committee, among other things,

•	to interpret the plan, and

•	to adopt rules and regulations and prescribe or approve the forms to carry out the purposes and provisions of the plan.

All non-employee directors are eligible to participate in the plan. There are currently eight such non-employee directors.

Shares Subject to the Plan; Adjustment.  Under the plan, the aggregate number of shares subject to options cannot exceed 500,000 shares of common stock, subject to adjustment in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event. If an option expires or is cancelled, terminated or forfeited without the issuance of shares, the shares subject to that option will again be available under the plan. The value of the Company’s common stock was $35.50 per share on March 6, 2008.

The exercise price per share under each option will not be less than the closing price of common stock on the grant date (or, if the grant date is not a trading date, on the next preceding date which was a trading date) on the New York Stock Exchange. It is the Company’s intention that: (i) stock options granted under the plan will vest ratably over a three year period with the first one-third of the grant becoming exercisable on the first anniversary of the grant date, (ii) each option, to the extent then unexercised, will expire ten years after its award date and (iii) any options will be nonqualified options for purposes of the Code, which means that they will not qualify as “incentive stock options” under Section 422 of the Code.

Each option will be exercisable at such time or times as the Committee determines at or subsequent to the grant; provided that no option shall be exercisable later than 10 years after the date of the grant. Pursuant to this provision of the plan, the Committee, in its sole discretion, may provide that in the event of a tender offer or accumulation of common stock, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all of the assets or dissolution of AptarGroup, awards may be accelerated and/or cash payments may be made in lieu of such awards.

Transferability.  Participants may not transfer options other than (1) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by us or (2) as otherwise permitted in the option agreement. Except to the extent permitted by the foregoing sentence, each option may be exercised during a participant’s lifetime only by the participant or the participant’s representative or similar person.

Amendment of the Plan.  The Board may amend the plan by a resolution adopted by at least 70% of the whole Board, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding option without the consent of the holder.

Effective Date and Term of the Plan.  If approved by stockholders, the plan will be effective on the date of approval. In the event that the plan is not approved by stockholders, the plan will be null and void. The plan will terminate ten years after its effective date, unless terminated earlier by the Board through resolution adopted by at least 70% of the whole Board. Termination of the plan may not affect the terms or conditions of any option granted prior to termination.

New Plan Benefits Under the 2008 Director Stock Option Plan.  The number of stock options that will be granted hereafter under the plan is not currently determinable. No options were granted to non-employee directors in 2007.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the options to be awarded under the plan.

The holder of an option will not recognize taxable income upon the grant thereof, nor will AptarGroup be entitled to a deduction in respect of such grant. Upon the exercise of an option as to any shares, the excess of the fair market value of such shares on the date of exercise over their exercise price will constitute compensation taxable to the optionee as ordinary income. AptarGroup generally will be entitled to a deduction in the year of exercise in an amount equal to such compensation.

The Board of Directors recommends a vote FOR approval of the 2008 Director Stock Option Plan.

PROPOSAL 5 — TO APPROVE AN AMENDMENT OF THE CERTIFICATE
OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF
COMMON STOCK AUTHORIZED FOR ISSUANCE

The Board has approved and recommended to stockholders an amendment (the “Proposed Amendment”) to the Company’s Certificate of Incorporation (“Certificate”) which would amend the first sentence of Section 4.1 of Article FOUR to read as follows:

“4.1 Capital Stock.  The total number of shares of stock which the Corporation has authority to issue is 200,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $.01 per share, and 199,000,000 shares of Common Stock, par value $.01 per share.”

Description of the Amendment

The Certificate currently authorizes the issuance of 99,000,000 shares of common stock and 1,000,000 shares of Preferred Stock. On April 18, 2007, the Board announced a 2-for-1 stock split in the form of a stock dividend on the issued and outstanding shares of common stock, which was distributed on May 9, 2007 to stockholders of record at the close of business on May 2, 2008. As of March 6, 2008, 68,227,429 shares of common stock were outstanding, approximately 8,850,000 shares of common stock were reserved for issuance pursuant to outstanding and future equity awards, and only approximately 21,920,000 shares were available for issuance and not reserved. The Proposed Amendment would increase the number of authorized shares of common stock to 199,000,000. It would not change the number of authorized shares of preferred stock or have any effect on the rights attaching to common stock.

Although there are no current plans to issue additional shares of common stock, the Board believes the proposal to increase the number of authorized shares of common stock is in the best interests of the Company and its stockholders. If the stockholders adopt the Proposed Amendment, the Board will have the flexibility to act in a timely manner to take advantage of favorable market conditions, and additional shares will be available for other opportunities, such as future stock splits, stock dividends, financings, acquisitions, stock options or other appropriate corporate actions. The availability of these additional shares would eliminate the delay and expense involved with conducting a special meeting of stockholders in order to issue additional shares when needed.

If the Proposed Amendment were approved, the Board would have the authority to issue common stock as it deems appropriate, without stockholder approval, except as provided for by governing law or the rules of the New York Stock Exchange. This could result in dilution of each stockholder’s percentage of stock ownership and voting power, as well as book value per share. Additionally, the Board could use the authorized but unissued shares of common stock to discourage a change in control of the Company, merger or takeover attempt. The Proposed Amendment is not being made in response to a takeover threat or as part of a plan by management to adopt a series of amendments to the Certificate having an anti-takeover effect. A copy of the proposed amendment showing changes to the provision currently in effect is attached as Appendix D.

The Board recommends votes “FOR” the Proposed Amendment.

PROPOSAL 6 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AptarGroup is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as AptarGroup’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP has audited AptarGroup’s consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2007 and 2006 fiscal years and for other services rendered during the 2007 and 2006 fiscal years to AptarGroup and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category:	2007	% of Total	2006	% of Total

Audit Fees	$2,778,000	99%	$2,813,000	98%
Audit-Related Fees	0	—	23,000	1%
Tax Fees	20,000	1%	18,000	1%
All Other Fees	8,000	—	8,000	—

Total Fees	$2,806,000	100%	$2,862,000	100%

Audit Fees primarily represent amounts billed for the audit of AptarGroup’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, and statutory audit requirements at certain non-U.S. locations, and for work related to the effectiveness of internal controls over financial reporting.

Audit-Related Fees in 2006 include amounts related to consultations concerning financial accounting and reporting standards and new regulations.

Tax Fees primarily represent amounts billed for tax compliance and preparation services including federal, state and international tax compliance, assistance with tax audits and appeals, and tax work related to foreign entity statutory audits.

Other Fees represent the cost of reference materials.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit service to be performed by AptarGroup’s independent registered public accounting firm. These services are generally pre-approved by the entire Audit Committee.

The Board and the Audit Committee recommend votes “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Introduction

We are a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. We have operations located throughout the world including North America, Europe, Asia and South America. Our senior management team is a diverse group of experienced executives who are based in the United States and in Europe. Accordingly, because certain executive officers reside in Europe, our compensation programs reflect local customary practices in order for us to retain and motivate the best executive talent around the globe. Named executive officers (“NEOs”) who reside in Europe include Mr. Siebel, our former President and Chief Executive Officer (“CEO”) who was our principal executive officer in 2007, Mr. Pfeiffer, formerly our Vice Chairman of the Board and now our current President and CEO, and Mr. Mascitelli, President of our Emsar Group. The salary and bonus amounts for Messrs. Siebel and Pfeiffer are denominated in U.S. dollars while the salary and bonus amounts for Mr. Mascitelli are denominated in Euros (and translated to U.S. dollars using the average exchange rate for the year for his salary, and the spot rate in February 2008 on the day his bonus was determined). Our other two current NEOs are Messrs. Hagge and Meshberg, each of whom resides in the United States. Mr. Hagge has been our Chief Financial Officer (“CFO”) since 1993 and is our principal financial officer. Effective January 1, 2008, Mr. Hagge was also appointed our Chief Operating Officer (“COO”). Mr. Meshberg is a Vice President of AptarGroup. Mr. Siebel decided to retire from his position as President and CEO at the end of 2007 after having been employed by the Company for over 40 years. Mr. Pfeiffer was appointed President and CEO by the Board effective January 1, 2008.

AptarGroup’s senior management in 2007 was comprised of 13 executive officers, 12 of whom have been employed by the Company for over 15 years, including the following four NEOs: Messrs. Siebel, Pfeiffer, Hagge, and Mascitelli. Mr. Meshberg has been with the Company for nine years.

When reviewing AptarGroup’s compensation practices it is important to note that our successful succession planning has been based on promotion from within our ranks. Our compensation program objectives are, first and foremost, to retain this group of experienced leaders, and secondly, to fairly reward them for growing our business and returning value to stockholders. The low turnover rate at our senior management level has been a critical factor in the consistency of our performance over the past 15 years. We believe that one of AptarGroup’s competitive advantages has been, and will continue to be, the cohesiveness and long-term experience of our executive officer group.

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site located at: www.aptargroup.com. Under this charter, the Committee has the authority to retain outside advisers as deemed necessary. The Board has determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange.

Following is a discussion and analysis of the compensation program in place for our NEOs for 2007. It includes information regarding how compensation is determined, each element of compensation, and an analysis of these elements.

Compensation Determination

When determining the compensation of executive officers other than the CEO, the Committee reviews recommendations prepared by the CEO, including salary and option grant level recommendations. In addition, the Committee reviews compensation survey information prepared for the Company by Towers Perrin, a compensation consulting firm, each year for the CEO, COO and CFO positions, and, every two years for executive officer positions other than those previously mentioned. The Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels. As its starting point, the Committee considers the tremendous value in the long-term experience of our senior management team and the importance of retaining them. The Committee also reviews past compensation levels when setting current levels. Although the Committee does not rely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe compensation data and surveys are important in order to confirm the competitiveness of the Company’s compensation levels. Although the Committee uses its judgment and past experience to determine appropriate compensation for each executive, the Committee has historically striven to create a compensation package for NEOs that generally delivers combined salary, bonus, and long-term incentives, including equity awards, that is between the 50th and 75th percentile of similar amounts delivered to individuals with comparable duties and revenue responsibilities in companies with revenues similar to those of AptarGroup.

We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of equity awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that AptarGroup’s leaders are personally sensitive to and aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options and, to a lesser degree, restricted stock units. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation.

Our Vice President of Human Resources, an executive officer of AptarGroup, annually provides the Committee with the following information relating to the positions of CEO, COO and CFO:

•	Individual compensation data for the current and past 2 years.

•	Competitive market survey data compiled by Towers Perrin showing the 50th and 75th percentiles for base salary, performance bonus, and long-term incentives including equity awards. The survey data is based upon a regression analysis of manufacturing companies with revenues similar to those of AptarGroup.

•	Exhibits from the Survey Report on Top Management Compensation prepared by Watson Wyatt, a compensation-consulting firm, that includes compensation information of non-durable manufacturing companies with revenues similar to those of AptarGroup.

•	A copy of the Global Compensation Planning Report, prepared annually by Mercer Human Resource Consulting.

•	Compensation information for comparable positions disclosed in the proxy statements of the following publicly traded packaging companies: Bemis Co., Inc., Silgan Holdings, Inc., and West Pharmaceutical Services, Inc. These companies were selected because they operate in industries similar to AptarGroup’s and because of their proximity in size to AptarGroup when considering annual revenue and market capitalization.

The Committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management. In 2007, the Committee engaged the Hay Group, a compensation consulting firm, in order to begin a review of the compensation levels of our CEO, COO and CFO, and the presidents of our three business segments. The review will include a comparison to market survey information for salary, and short-term and long-term incentive compensation levels of similar positions at companies with revenue similar to those of AptarGroup. This review is expected to be completed in 2008. The Committee intends to engage outside advisers to perform similar work from time to time but at least once every three years.

Elements of Our Compensation Programs

Cash Compensation:

•	Salary

•	Annual Bonus

Equity-based Compensation:

•	Stock options

•	Restricted Stock Units (“RSUs”)

Other:

•	Post-termination compensation (including severance, pension plans, profit sharing and savings plans)

•	Perquisites

Annual Bonus.  We believe that the bonus plans accomplish the important objective of rewarding short-term performance. To encourage executive officer share ownership, executive officers may elect to receive up to 50% of their annual cash bonus in the form of RSUs. If an executive elects to receive a portion of his or her bonus in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the New York Stock Exchange on the date of grant.

Equity-based Compensation.  Equity awards granted to our NEOs are made pursuant to our Stock Awards Plan (the “SAP”) which has been approved by stockholders. While the SAP provides for awards in the form of stock options, restricted stock, RSUs, and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, restricted stock units, issued to NEOs at their election in lieu of a portion of their cash bonus as described above. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation. Both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period.

Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP’s terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

All option awards made to NEOs or any other employee are authorized by the Committee. The Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, on a single date each year. For 10 out of the last 11 years, the Committee has granted these annual awards at its regularly scheduled meeting in January. The one exception relates to the Committee’s decision to delay the granting of options in 2004 until stockholders approved the 2004 Stock Awards Plan, in which case the Committee granted options in June of that year. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made on a consistent basis and therefore has maintained this approach over the past decade.

While NEO option awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, generally in connection with the initial hiring of a new executive officer or key employee.

RSUs convert into shares of our common stock if the recipient is still employed by us or is an AptarGroup retiree on the date that RSUs vest. RSUs granted under the SAP vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

Post-termination compensation.  We offer pension and profit sharing and savings plans to our employees and have entered into employment agreements with certain executive officers, including certain NEOs. We believe that the pension plans and retirement agreements are an important part of our NEO compensation program. These plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue to work on behalf of our stockholders. We believe the post-termination commitments included in the NEOs’ employment agreements are not substantially different from what is typically seen at other companies with revenues similar to those of AptarGroup.

The employment agreements of Messrs. Pfeiffer and Hagge provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Committee’s decisions concerning other compensation elements. During 2007, Mr. Meshberg announced his intention to retire. Consequently, the employment agreement for Mr. Meshberg was not renewed and it expired in February 2008. As mentioned earlier, Mr. Siebel retired from the Company at the end of 2007. The Company does not have an employment agreement with Mr. Mascitelli, however, he is entitled to certain benefits that are customary in his country of residence.

Additional information regarding our pension plans is found under “Pension Plans” and information about the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under “Potential Payments Upon Termination of Employment”.

We maintain profit sharing and savings plans for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

U.S. Employees

We have a tax-qualified retirement savings plan (“U.S. Savings Plan”) that is available to our employees, including Messrs. Hagge and Meshberg. Employees may contribute a percentage of their pre-tax earnings (limited by anti-discriminatory rules and regulations) to the U.S. Savings Plan and we will make a matching contribution equal to $0.50 for each $1 contributed by our employees, up to a maximum matching contribution of 3% of the employee’s earnings. Annual contributions are in accordance with IRS regulations and limits. Amounts held in the U.S. Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Non-U.S. Employees

Certain employees, including certain executive officers but not including any NEOs, participate in local profit sharing and savings plans depending on the country of residence.

We do not have deferred compensation plans other than a customary plan for French executive officers and employees. Currently, none of our NEOs participates in this plan.

Perquisites.  Perquisites have historically been insignificant in comparison to total NEO compensation and therefore generally do not affect the decisions of the Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and financial advisory services. The Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

AptarGroup’s compensation programs for our NEOs are designed to support our overall objectives of growing our business, increasing stockholder value, and as mentioned above, retaining our long-term, experienced senior management team. In order to achieve these objectives, the Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity awards also allows the Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities.

The program’s specific objectives are as follows:

A Substantial Portion of NEO Compensation Should Be Performance-Based.  Our compensation program is designed to reward AptarGroup’s short-term and long-term performance. In addition to base salary, the two largest components of total NEO compensation are annual performance bonus amounts and stock option grants. Annual bonus amounts, which are paid in cash or, at the election of the executive officer, paid in cash and RSUs, are meant to reward our NEOs for positive current year results. The 2007 bonuses of Messrs. Siebel, Pfeiffer, and Hagge were discretionary as determined by the Committee after reviewing AptarGroup’s overall performance, strategic actions implemented, and individual leadership achievements. Annual bonuses of other executive officers, including the other NEOs, are based on formulas described under “Bonus Plans” below. Stock option awards, which vest ratably over a three-year period and have a ten-year expiration life, and RSUs that vest ratably over a three-year period, are meant to reward our NEOs for the long-term success and growth of our company that is reflected in the increased value of our common stock over time. Accordingly, such equity awards are considered performance-based compensation.

When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation. AptarGroup is required to record expense related to equity awards according to specific rules contained in the Financial Accounting Standard 123R (“FAS 123R”). According to those rules, the expense related to equity awards granted to our retirement eligible employees (as defined in our Stock Awards Plan that has been approved by stockholders) must be recorded in full in the year of grant, while expense related to equity awards granted to employees not yet retirement eligible, is recorded over the vesting period of three years. Therefore the amount of equity award compensation included in the Summary Compensation Table included in this proxy statement, will depend on the retirement eligibility of each NEO. Current NEOs are all retirement eligible.

Taken together, the combined annual bonus amount, and stock award and option values (representing the annual compensation expense recorded on AptarGroup’s financial statements as determined under FAS 123R), represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2007: 81% for Mr. Siebel, 80% for Mr. Pfeiffer, 77% for Mr. Hagge, 65% for Mr. Meshberg, and 65% for Mr. Mascitelli.

The graphs below illustrate the amount of performance-based compensation (bonus and equity awards) in relation to salary.

Siebel	Pfeiffer

Hagge	Meshberg

Mascitelli

A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.  Awarded stock option and RSU values (representing the annual compensation expense recorded on AptarGroup’s financial statements as determined under FAS 123R) represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2007: 57% for Mr. Siebel, 59% for Mr. Pfeiffer, 50% for Mr. Hagge (includes 3% related to RSUs granted in lieu of cash bonus at the election of the officer and 47% related to stock options), 38% for Mr. Meshberg, and 52% for Mr. Mascitelli (includes 15% related to RSUs granted in lieu of cash bonus at the election of the officer and 37% related to stock options).

When including stock options that are currently exercisable within 60 days of March 6, 2008 (date of record for voting at the annual meeting), AptarGroup’s executive officers and directors, as a group, own approximately 8.5% of the outstanding shares of our common stock.

Cash Compensation

Base Salary.  We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed. The salary levels of the CEO, COO and CFO are established by the Committee each January after evaluating individual performances and discussing the information provided by the Vice President of Human Resources and the recommendations of the CEO as discussed earlier. The salary levels of other executive officers, including the other NEOs, are also set each January after evaluating and discussing the recommendations of our CEO, and the market information provided by Towers Perrin for the other executive officer positions. For executive officers with employment agreements, a minimum level of salary is sometimes specified in the agreement. In January 2008, the Committee increased the salaries of Messrs. Pfeiffer and Hagge to $800,000 and $600,000, respectively, in relation to their appointment to their new positions as of January 1, 2008 of CEO and COO, respectively, and established the 2008 salary levels for the other NEOs as follows with the respective increases over the prior year noted in parentheses: Mr. Meshberg — $385,000 (2.7%), and Mr. Mascitelli — $356,000 (3.7%).

Bonus Plans.

The 2007 bonuses of Messrs. Siebel, Pfeiffer, and Hagge were discretionary as determined by the Committee after reviewing AptarGroup’s overall performance, strategic actions implemented, and individual leadership achievements. Based upon an evaluation of these criteria, including, in particular, the strong financial performance of AptarGroup during 2007 in which AptarGroup reported record net sales and earnings per share and achieved its 42nd consecutive year of sales growth, the Committee established on February 7, 2008, the total 2007 bonuses for Messrs. Siebel, Pfeiffer, and Hagge as follows: Mr. Siebel — $1,000,000 in cash, Mr. Pfeiffer — $650,000 in cash, and Mr. Hagge — $575,000 of which $525,000 was in cash and $50,000 was in RSU value pursuant to Mr. Hagge’s election to take a portion of his annual bonus in RSUs. Pursuant to our program to encourage executive officer share ownership mentioned above and because Mr. Hagge elected to receive $50,000 of his annual bonus in the form of RSUs, Mr. Hagge received additional RSUs valued at $10,000 in addition to his total bonus amount.

The cash bonus program for the other NEOs, who are senior executives in our Beauty & Home business segment, is based on a three-part bonus formula that includes the following elements:

•	Business segment income,

•	Ratio of business segment earnings before interest and taxes (“EBIT”) to capital, and

•	AptarGroup earnings per share

Rather than setting thresholds with automatic awards, the bonus formulas are designed to be flexible and will provide for awards of 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is determined. These baseline percentages are then increased or decreased depending on our actual results as described below.

•	Business segment income: If segment income equals the average of the highest three out of the past four years (“Baseline Average”), a baseline bonus of 10% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment income were at or below the

Baseline Average, this bonus element percentage would be between 0% and 10%. If segment income were at or moderately above the Baseline Average, this bonus element percentage would be expected to be between 10% and 30%. If segment income were significantly above the Baseline Average, this bonus element percentage would be expected to be between 30% and 60%. Given the strong performance of the Beauty & Home segment’s performance in 2007, when sales increased 20% and segment income increased approximately 38%, this bonus element percentage for 2007 was approximately 43%.

•	Segment EBIT to capital ratio: If the segment EBIT/capital ratio equals the highest ratio of the past two years (“Baseline Ratio”), a baseline bonus of 10% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Ratio. For example, if segment EBIT/capital were at or below the Baseline Ratio, this bonus element percentage would be between 0% and 10%. If segment EBIT/capital were at or moderately above the Baseline Ratio, this bonus element percentage would be expected to be between 10% and 15%. If segment EBIT/capital were significantly above the Baseline Ratio, this bonus element percentage would be expected to be between 15% and 25%. Given the strong performance of the Beauty & Home segment’s performance in 2007 as mentioned above, this bonus element percentage for 2007 was approximately 19%.

•	AptarGroup earnings per share (“EPS”): If EPS equals the highest EPS of the past two years (“Baseline EPS”), a baseline bonus of 7% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this bonus element percentage would be between 0% and 7%. If EPS were at or moderately above the Baseline EPS, this bonus element percentage would be expected to be between 7% and 15%. If EPS were significantly above the Baseline EPS, this bonus element percentage would be expected to be between 15% and 25%. Given the strong performance of AptarGroup in 2007 when earnings per share reached an all-time high of $1.98, an increase of 38% over the prior year, this bonus element percentage for 2007 was approximately 20%.

The 2007 bonus amount earned by Mr. Meshberg was $307,500 in cash. The 2007 bonus amount earned by Mr. Mascitelli was $299,300 of which $149,650 was in cash and $149,650 was in RSU value pursuant to Mr. Mascitelli’s election to take a portion of his annual bonus in RSUs. Pursuant to our program to encourage executive officer share ownership mentioned above and because Mr. Mascitelli elected to receive $149,650 of his annual bonus in the form of RSUs, Mr. Mascitelli received additional RSUs valued at $29,930 in addition to his total bonus amount.

In 2007, the mix of salary versus bonus for the NEOs is represented in the following graphs. Bonus amounts include cash bonus and any deferred bonus taken in the form of RSUs, but exclude the value of any additional RSUs granted as part of our program to encourage executive officer share ownership.

Siebel	Pfeiffer

Hagge	Meshberg

Mascitelli

Equity Compensation

As described above, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards because the Committee believes that such awards serve to align the interests of NEOs with those of our stockholders. AptarGroup is required to record expense related to equity awards according to specific rules contained in FAS 123R.

The amount of compensation provided in the form of equity awards as determined by the Committee in a given year is dependent on the value of the option grant on the date of grant relative to the executive’s cash compensation. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity, strikes a reasonable balance. This mix of equity and cash compensation gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to motivate the NEOs to pursue specific short and long-term performance goals. For 2007, total equity compensation (comprised of the value of stock options and RSUs granted) represented approximately 54% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, cash bonus, and other compensation) represented approximately 46% of total compensation (excluding changes in pension benefit valuations).

Stock Trading Guidelines

We have an Insider Trading Policy that applies to senior management, including the NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Generally, it also establishes a blackout window that prohibits senior management from entering into transactions regarding our common stock from 30 days prior to the date of a regularly scheduled financial press release, through 24 hours after such release (excluding the exercise of a vested stock option with which shares are purchased under the option but not sold). We may impose additional blackout periods from time to time, if we believe it is necessary.

Tax Considerations

Section 162(m) of the U.S. IRS Code generally disallows a tax deduction for compensation in excess of $1 million paid to our PEO and the four other most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year, or is performance-based, as defined in Section 162(m). It is our general policy to qualify U.S. incentive compensation of executives for deductibility under Section 162(m). Historically, U.S. covered compensation has not exceeded IRS Code Section 162(m) limits. Because Messrs. Siebel and Pfeiffer currently reside in Europe, only portions of their compensation are considered U.S. covered compensation, none of which has exceeded IRS Section 162(m) limits. None of Mr. Mascitelli’s compensation is considered U.S. covered compensation. Because it is possible that compensation to Messrs. Pfeiffer and Hagge could exceed the IRS Code Section 162(m) limit, AptarGroup is asking stockholders to approve a bonus plan that would permit bonus awards granted to Messrs. Pfeiffer and Hagge to qualify for tax deductibility under Section 162(m). See Proposal 2 — To Approve the Annual Bonus Plan for further information.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AptarGroup, Inc. oversees AptarGroup’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders.

Compensation Committee

Leo A. Guthart (Chair)
Alain Chevassus
Ralph Gruska
King W. Harris

Summary Compensation Table

The table below contains compensation information for our former President and CEO (retired at the end of 2007), current President and CEO (appointed January 1, 2008), COO and CFO, and the top two compensated other executive officers of AptarGroup. The bonus amounts and non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of AptarGroup were completed. Stock awards are related to the executive’s election to receive a portion of the annual bonus or non-equity incentive compensation plan amount in the form of restricted stock units in lieu of cash. All of the named executive officers are deemed retirement eligible as defined by the Stock Awards Plans that have been approved by stockholders. As a result, in accordance with FAS 123R, any equity award granted in 2007 or 2006 reflects the full value of that award. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2007, see our “Compensation Discussion and Analysis”.

SUMMARY COMPENSATION TABLE
							Changes in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)(6)	($)(7)	($)
Carl A. Siebel
President and Chief Executive Officer	2007	810,000	1,000,000	—	2,357,800	—	—	—	4,167,800
(retired December 31, 2007)	2006	780,000	760,000	—	2,372,050	—	—	—	3,912,050

Peter H. Pfeiffer,
Vice Chairman (President and Chief Executive Officer	2007	550,000	650,000	—	1,803,767	—	—	36,124	3,039,891
effective January 1, 2008)	2006	525,000	480,000	—	1,844,928	—	249,425	31,427	3,130,780

Stephen J. Hagge
Executive Vice President, Chief Financial Officer and	2007	420,000	525,000	60,000	901,880	—	133,834	12,362	2,053,076
Secretary (and Chief Operating Officer effective January 1, 2008)	2006	400,000	385,000	60,000	922,462	—	74,963	12,112	1,854,537

Emil D. Meshberg	2007	375,000	—	—	438,055	307,500	106,497	33,021	1,260,073
Vice President	2006	365,000	—	124,800	448,054	104,000	59,031	11,438	1,112,323

Francesco Mascitelli
President, Emsar Group	2007	343,369	—	179,580	423,742	149,650	—	60,131	1,156,472

The below footnote information relates to 2007 compensation only.

(1)	The bonus column includes discretionary bonuses taken in cash. Mr. Hagge elected to take the following bonus amounts with respect to 2007 performance in the form of cash and RSUs, respectively, cash — $525,000, RSUs — $50,000 (total $575,000).

(2)	Stock Award compensation represents the value of RSUs granted in lieu of cash at the executive’s election and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the bonus or non-equity incentive compensation plan amount that was taken in the form of RSUs in lieu of cash. RSUs vest over a three year period; however, because the executives are retirement eligible, the values included in the table above represent the full compensation expense of the grant recorded in AptarGroup’s financial statements as determined pursuant to FAS 123R. The compensation expense included above has not been reduced by any assumption of forfeiture. Assumptions used in the calculation of the RSU values are included in Note 15, “Stock-Based Compensation” to AptarGroup’s audited financial statements for the year ended December 31, 2007, included in AptarGroup’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008 (“AptarGroup’s Financial Statements”). Because the executives are retirement eligible, the values included in the table above represent the full compensation expense of the grant recorded by AptarGroup according to FAS 123R. The number of RSUs granted to Messrs Hagge and Mascitelli with respect to 2007 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the bonus taken in RSUs and the additional 20% on this amount by the closing market price of our common stock ($34.44) on February 7, 2008, the date of grant.

Amounts Included In
Stock Awards
	Amounts Included In	Column For
	Stock Awards Column	Additional 20% On
	Above Taken In Lieu	Amounts Taken
	Of Cash	In Lieu of Cash	Combined Total
	($) / (# RSUs)	($) / (# RSUs)	($) / (# RSUs)

S. Hagge	$50,000/1,452	$10,000/290	$60,000/1,742
F. Mascitelli	$149,650/4,345	$29,930/869	$179,580/5,214

(3)	Option Award compensation represents the expense recorded in AptarGroup’s Financial Statements as determined pursuant to FAS 123R. Accordingly, because each named executive officer was retirement eligible during 2007 and 2006, the compensation amount in this column includes the full expense for all options granted to the respective executive officer in 2007 and 2006, as well as a prorated portion of the expense related to grants made in 2005. The compensation expense included above has not been reduced by any assumption of forfeiture. Assumptions used in the calculation of the expense related to options granted in 2007, 2006 and 2005, can be found in Note 15, “Stock-Based Compensation” to AptarGroup’s Financial Statements.

(4)	Mr. Mascitelli elected to take the following non-equity incentive compensation plan amounts with respect to 2007 performance in the form of cash and RSUs, respectively, cash — $149,650, RSUs — $149,650 (total $299,300).

(5)	All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to AptarGroup’s Financial Statements. Mr. Siebel ceased accruing pension benefits, and began receiving distributions, under his pension agreement in 2000 when he reached the age of 65, and Mr. Pfeiffer is eligible to receive full pension benefits (defined as 60% of his final year’s base salary) at age 60. Messrs. Hagge and Meshberg are eligible to receive full pension benefits once they reach age 65. Mr. Mascitelli does not participate in a defined benefit pension plan.

(6)	In 2007, Messrs. Siebel and Pfeiffer participated in non-qualified defined benefit pension plans that were part of their respective employment agreements. The present value of accrued benefits for Mr. Siebel decreased in 2007 by approximately $350,000 (denominated in Euros and translated to U.S. dollars using the average exchange rate for the year), primarily due to the payment he received under his pension agreement. The present value of accrued benefits for Mr. Pfeiffer decreased in 2007 by approximately $94,000 primarily due to a change in actuarial assumptions. The change in the present value of the accrued benefits for Messrs. Hagge and Meshberg represent the changes in accrued benefits from both qualified and non-qualified defined benefit plans as follows:

	U.S. Pension Plan	U.S. Supplemental Plan
	Qualified Plan	Non-qualified Plan	Total

S. Hagge	$31,071	$102,763	$133,834
E. Meshberg	40,765	65,732	106,497

(7)	Amount of other compensation in 2007 for Mr. Pfeiffer is comprised of approximately $31,000 relating to a company-provided automobile with the remainder relating to company-provided term life insurance. Amounts of other compensation for Messrs. Hagge and Meshberg in 2007 include Company contributions to profit sharing and savings plans, premiums related to Company-provided supplemental disability and term life insurance. In addition, Mr. Meshberg’s other compensation includes the cost of a company-provided automobile, a country club membership, and reimbursement for company-required travel expenses for his spouse. Amount of other compensation for Mr. Mascitelli in 2007 includes approximately $35,000 related to Company contributions to defined contribution retirement plans customary for his country of residence, company-provided health and life insurance, and reimbursement for company-required travel expenses for his spouse.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

The table below includes information regarding the estimated possible bonus amounts for 2007 for Messrs. Meshberg and Mascitelli relating to their annual bonus formulas.

The table below also includes information regarding grants of stock options in 2007 and grants of RSUs that were awarded in 2007 in connection with the executive’s 2006 bonus if the executive elected to receive a portion of the 2006 bonus in the form of RSUs in lieu of cash. The grant date fair value of restricted stock units is calculated using, and the exercise price of option awards represents, the closing price of AptarGroup’s common stock on the New York Stock Exchange on the date of grant. The grant date fair value of option awards represents the value of the option awards as determined under FAS 123R.

GRANTS OF PLAN-BASED AWARDS
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Possible Payouts Under			Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan Awards			Shares of	Securities	Base Price	Stock and
					Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)(1)	($)(2)	($)(3)	(#)(4)	(#)	($/Sh)	($)
C. Siebel	01/17/07	—	—	—	—	180,000	30.45	1,674,900

P. Pfeiffer	01/17/07	—	—	—	—	140,000	30.45	1,302,700

S. Hagge	01/17/07	—	—	—	—	70,000	30.45	651,350

	02/08/07	—	—	—	980	—	—	60,000

E. Meshberg	01/17/07	—	—	—	—	34,000	30.45	316,370

	02/08/07	—	—	—	2,038	—	—	124,800

	01/17/07	0	—	750,000	—	—	—	—

F. Mascitelli	01/17/07	—	—	—	—	34,000	30.45	316,370

	02/08/07	—	—	—	1,742	—	—	106,704

	01/17/07	0	—	687,000	—	—	—	—

(1)	The bonus formulas allow for reduction factors that would result in zero bonus should the Company’s results significantly fall short of averages of the past several years.

(2)	The bonus formulas provide for ranges of 0% to 200% of salary. Because the bonus formulas result in a range of possible payouts, there are no target payout levels. See our “Compensation Discussion and Analysis” for further information regarding bonus formulas.

(3)	The maximum bonus allowed under our bonus plans is 200% of salary.

(4)	Amounts represent RSUs granted to the named executive officers at their election to receive RSUs in lieu of a portion of their 2006 cash bonus (paid/awarded in 2007) and an additional 20% of the elected amount granted to those officers making such election. Also, on February 7, 2008, Messrs. Hagge and Mascitelli were awarded RSUs in lieu of a portion of their 2007 cash bonus at their election, and an additional 20% of the elected amount. See note (2) to the “Summary Compensation Table” for further information on the February 2008 grants.

The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)
C. Siebel	112,000	—	11.38	01/26/10	—	—

	112,000	—	14.03	01/22/11	—	—

	160,000	—	14.96	01/21/12	—	—

	180,000	—	15.13	01/20/13	—	—

	180,000	—	20.06	06/03/14	—	—

	120,000	60,000	24.25	01/19/15	—	—

	60,000	120,000	27.01	01/18/16	—	—

	—	180,000	30.45	01/17/17	—	—

P. Pfeiffer	88,000	—	14.03	01/22/11	—	—

	120,000	—	14.96	01/22/12	—	—

	140,000	—	15.13	01/20/13	—	—

	140,000	—	20.06	06/03/14	—	—

	93,333	46,667	24.25	01/19/15	—	—

	46,667	93,333	27.01	01/18/16	—	—

	—	140,000	30.45	01/17/17	—	—

S. Hagge	—	—	—	—	4,228	172,967

	27,000	—	13.59	01/21/09	—	—

	40,000	—	11.38	01/26/10	—	—

	40,000	—	14.03	01/22/11	—	—

	52,000	—	14.96	01/21/12	—	—

	70,000	—	15.13	01/20/13	—	—

	70,000	—	20.06	06/03/14	—	—

	46,667	23,333	24.25	01/19/15	—	—

	23,334	46,666	27.01	01/18/16	—	—

	—	70,000	30.45	01/17/17	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)
E. Meshberg	—	—	—	—	4,896	200,295

	34,000	—	14.96	01/21/12

	34,000	—	15.13	01/20/13	—	—

	34,000	—	20.06	06/03/14	—	—

	22,667	11,333	24.25	01/19/15	—	—

	11,334	22,666	27.01	01/18/16	—	—

	—	34,000	30.45	01/17/17	—	—

F. Mascitelli	—	—	—	—	4,126	168,795

	36,000	—	13.59	01/21/09	—	—

	28,000	—	11.38	01/26/10	—	—

	28,000	—	14.03	01/22/11	—	—

	28,000	—	14.96	01/21/12	—	—

	30,000	—	15.13	01/20/13	—	—

	30,000	—	20.06	06/03/14	—	—

	20,000	10,000	24.25	01/19/15	—	—

	11,334	22,666	27.01	01/18/16

	—	34,000	30.45	01/17/17	—	—

(1)	Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January	January	January
	2008	2009	2010	Total

C. Siebel	180,000	120,000	60,000	360,000
P. Pfeiffer	140,000	93,333	46,667	280,000
S. Hagge	70,000	46,666	23,333	139,999
E. Meshberg	34,000	22,666	11,333	67,999
F. Mascitelli	32,667	22,666	11,333	66,666

(2)	Stock options are granted with an exercise price equal to closing price of AptarGroup’s common stock on the New York Stock Exchange on the date of grant.

(3)	Stock awards represent RSUs that were granted in connection with elections by the executive officers to receive a portion of their annual bonuses in the form of RSUs in lieu of cash. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	February	February	February
	2008	2009	2010	Total

S. Hagge	2,195	1,380	653	4,228
E. Meshberg	1,768	1,769	1,359	4,896
F. Mascitelli	1,483	1,482	1,161	4,126

(4)	The market value of RSUs that have not yet vested is calculated using the closing price of AptarGroup’s common stock on the New York Stock Exchange on December 31, 2007, which was $40.91 per share.

Option Exercises and Stock Vested

The table below provides information on stock option exercises and the vesting of RSUs in 2007.

OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
C. Siebel	120,000	2,346,750	—	—

P. Pfeiffer	182,000	4,754,728	—	—

S. Hagge	35,000	921,481	1,254	79,102

E. Meshberg	34,000	817,360	593	38,160

F. Mascitelli	36,000	1,160,888	463	29,793

(1)	Value realized represents the difference between the closing price on the New York Stock Exchange of AptarGroup’s common stock on the date of exercise and the exercise price of the option award.

(2)	Value realized represents the closing price on the New York Stock Exchange of AptarGroup’s common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

Mr. Siebel’s employment agreement was not renewed upon Mr. Siebel’s retirement effective December 31, 2007. A separate pension agreement provides Mr. Siebel with annual pension compensation, subject to cost of living adjustments, of 60% of his Euro denominated 2000 salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving payments from this pension in February 2000, and pension payments for the year 2007, which are denominated in Euros, were equivalent to approximately $550,000. Benefits are not subject to reduction for Social Security benefits or other offset items.

Mr. Pfeiffer’s employment agreement provides for employment through December 31, 2010 at a minimum salary of $800,000 per year (which is the 2008 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement. The Employment Agreement automatically extends for one additional year each December 31, unless terminated. AptarGroup or Mr. Pfeiffer may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date.

If employment ends on account of death, Mr. Pfeiffer’s estate will receive one-half of the annual salary that Mr. Pfeiffer would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Pfeiffer is entitled to receive an amount equal to one year’s salary (based on the salary then in effect) and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Pfeiffer terminates the agreement without “good reason” (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Pfeiffer is terminated without “cause” (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

After a change in control of AptarGroup, if Mr. Pfeiffer’s employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Pfeiffer terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Pfeiffer is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annualized bonus in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual bonus and the continuation of life insurance benefits for two years. In the event that such payments subject Mr. Pfeiffer to excise tax under Section 4999 of the Internal Revenue Code, Mr. Pfeiffer would generally be entitled to receive a “gross-up” payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Pfeiffer from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

Because Mr. Pfeiffer is a citizen and principal resident of Germany, certain employment benefits, including medical and life insurance benefits, and retirement benefits have been provided in agreements between Mr. Pfeiffer and a German subsidiary of AptarGroup. On October 17, 2007, AptarGroup’s German subsidiary entered into a new Employment Agreement and Supplement to the Pension Scheme Arrangement with Mr. Pfeiffer. The new German Employment Agreement, which does not provide for salary in addition to the salary described above, became effective on January 1, 2008 and the previous German Employment Agreement terminated on that date. Further information regarding Mr. Pfeiffer’s pension arrangement is found under “Pension Benefits”.

Mr. Hagge’s employment agreement provides for employment through December 1, 2010 at a minimum salary of $600,000 (which is the 2008 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. The agreement automatically extends for one additional year each December 1. AptarGroup or Mr. Hagge may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage.

If employment ends on account of death, Mr. Hagge’s estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year’s salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without “good reason” (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without “cause” (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

After a change in control of AptarGroup, if Mr. Hagge’s employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Hagge terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Hagge is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annualized bonus in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual bonus and the continuation of life insurance benefits for two years. In the event that such payments subject Mr. Hagge to excise tax under Section 4999 of the Internal Revenue Code, Mr. Hagge would generally be entitled to receive a “gross-up” payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

During 2007, Mr. Meshberg announced his intention to retire. Consequently, his employment agreement has not been renewed and it expired in February 2008.

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment”.

Pension Benefits

U.S. Employees

Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup’s non-qualified supplemental retirement plan (“SERP”). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

Messrs. Siebel, Pfeiffer, and Mascitelli are not eligible to receive benefits under the Pension Plan but, as described below, they are entitled to other pension benefits.

Non-U.S. Employees

Messrs. Siebel and Pfeiffer have individual retirement agreements that are customary for executives of similar rank in Europe that provide for a defined benefit upon retirement. In lieu of accruing additional retirement benefits for Mr. Siebel beyond the year 2000, the Committee and Mr. Siebel agreed that annual benefits under the pension agreement would be fixed at 60% of his 2000 base salary, subject to cost of living adjustments. In the event of his death, this agreement provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving payments from this pension in February 2000, and pension payments for the year 2007, which are denominated in Euros, were equivalent to approximately $550,000.

Mr. Pfeiffer’s pension agreement provides him with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year’s base salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $188,000. Estimated annual pension benefits upon retirement at age 60 (assuming the 2008 salary remains constant) are equivalent to $480,000. Mr. Pfeifer’s pension agreement provides for a one percent increase in his pension benefit for each year of employment after age 60 until he attains 65 years of age. Benefits are not subject to reduction for Social Security or other offset items.

Mr. Mascitelli does not have an individual retirement agreement but he does participate in a defined contribution plan that is customary for his country of residence.

The table below includes information relating to the defined benefit retirement plans of each NEO. Assumptions used to determine the present value of accumulated benefit as of December 31, 2007 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to AptarGroup’s Financial Statements.

PENSION BENEFITS
		Number of
		Years of
		Credited	Present Value of	Payments During the
		Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name (1)	(#) (2)	($)	($) (3)
C. Siebel	Retirement Agreement	n/a	4,798,429	550,065

P. Pfeiffer	Retirement Agreement	n/a	5,879,943	—

S. Hagge	Employees’ Retirement Plan	26	378,959	—

	Supplemental Retirement Plan	26	574,268	—

E. Meshberg	Employees’ Retirement Plan	9	228,357	—

	Supplemental Retirement Plan	9	277,929	—

F. Mascitelli			—	—

(1)	The retirement agreements of Messrs. Siebel and Pfeiffer represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

(2)	The retirement agreements of Messrs. Siebel and Pfeiffer are based on a percentage of final pay and therefore years of credited service are not considered in determining their pension payments.

(3)	Mr. Siebel ceased accruing pension benefits and began receiving payments from this pension plan in February 2000 upon attaining the age of 65. Payments are denominated in Euros and translated to U.S. dollars using the average exchange rate for the year.

Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded the named executives if any of the various termination scenarios presented below occurred on December 31, 2007. Mr. Siebel retired on December 31, 2007 and consequently no longer has any post-termination benefits other than his pension agreement. In October 2007, AptarGroup entered into a new employment agreement with Mr. Pfeiffer relating to his appointment as President and CEO and the benefits included in the table below reflect the terms of this agreement.

		Continuation	Acceleration of
		of Medical/	Equity Awards		Total
Name / Termination	Cash	Welfare	(value as of		Termination
Scenario	Payment	Benefits	12/31/07)	Other	Benefits
C. Siebel

• Involuntary or Good Reason Termination After a CIC	—	—	$4,551,300	—	$4,551,300

• Disability	—	—	$4,551,300	—	$4,551,300

• Death	—	—	$4,551,300	—	$4,551,300

P. Pfeiffer

• Normal Expiration of Employment Agreement	$800,000	$5,000	—	—	$805,000

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$2,400,000	$15,000	—	$87,000	$2,502,000

• Involuntary or Good Reason Termination After a CIC	$2,560,000	$10,000	$3,539,900	—	$6,109,900

• Disability	$750,000	—	$3,539,900	—	$4,289,900

• Death	$800,000	—	$3,539,900	—	$4,339,900

		Continuation	Acceleration of
		of Medical/	Equity Awards		Total
Name / Termination	Cash	Welfare	(value as of		Termination
Scenario	Payment	Benefits	12/31/07)	Other	Benefits
S. Hagge

• Normal Expiration of Employment Agreement	$420,000	$9,500	—	—	$429,500

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$1,225,000	$40,250	—	$43,750	$1,309,000

• Involuntary or Good Reason Termination After a CIC	$1,710,000	$27,600	$1,942,900	—	$3,680,500

• Disability	$280,000	—	$1,942,900	—	$2,222,900

• Death	$420,000	—	$1,942,900	—	$2,362,900

E. Meshberg

• Normal Expiration of Employment Agreement	—	—	—	—	—

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$750,000	—	—	—	$750,000

• Involuntary or Good Reason Termination After a CIC	$750,000	—	$1,058,600	—	$1,808,600

• Disability	—	—	$1,058,600	—	$1,058,600

• Death	$1,000,000	—	$1,058,600	—	$2,058,600

F. Mascitelli

• Normal Expiration of Employment Agreement	—	—	—	—	—

• Voluntary or With Cause Termination	—	—	—	—	—

• Involuntary Termination	$343,369		—	—	$343,369

• Involuntary or Good Reason Termination After a CIC	—	—	$1,005,100	—	$1,005,100

• Disability	—	—	$1,005,100	—	$1,005,100

• Death	—	—	$1,005,100	—	$1,005,100

Normal Expiration of Employment Agreement

As a condition to the employment agreements of Messrs. Pfeiffer and Hagge, each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health, term life, and disability insurance premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Voluntary or With Cause Termination

The named executives are not entitled to additional benefits if they voluntarily terminate their employment or they are terminated with cause.

Involuntary Termination

Amounts shown above represent the base salaries and, if applicable, health and welfare benefits, and the use of a company-provided automobile (incremental cost to the company shown in the “Other” column above) that each named executive would be entitled to receive over the remaining term of their employment agreements. Amounts would be paid and benefits would be provided on a monthly basis for the remaining term of each respective agreement.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

Cash payment amounts shown for Messrs. Pfeiffer and Hagge represent, according to their employment agreements and the CIC provisions therein, two times their highest annualized salary during the 12 month period preceding the termination and two times their highest annualized bonus amounts earned or payable in the past three fiscal years. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The agreements of Messrs. Pfeiffer and Hagge also provide for the continuation of health and welfare benefits currently provided, for a period of two years following the date of termination.

AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2007. Further information regarding unvested stock options and RSUs can be found under “Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End”. The accelerated stock option values included in the above table represent the difference between the closing price of AptarGroup’s common stock on the New York Stock Exchange on December 31, 2007 (“Closing Price”) which was $40.91 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

The employment agreement of Mr. Pfeiffer provides for cash payments equal to base salary less standard social security benefits paid over a period of twelve months should he become disabled and this total is presented in the above table. The employment agreement of Mr. Hagge provides for payments equal to a minimum of 66.67% of his base salary while he is disabled, until they reach the age of 65. Such payments to Mr. Hagge are covered under an insurance policy paid for by AptarGroup. The cash payment amounts included in the above table for Mr. Hagge represents one year of disability payments under this scenario. In addition, AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

The employment agreements of Messrs. Pfeiffer and Hagge provide for death benefits equal to their annual base salary. AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

The named executives are not entitled to additional benefits if there is a CIC without termination other than the acceleration of equity award vesting that is triggered by the CIC event.

Non-compete Information

The employment agreements of Messrs. Pfeiffer and Hagge contain noncompetition and nonsolicitation clauses. The agreements require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company.

Tax Gross-Ups

The employment agreements of Messrs. Pfeiffer and Hagge provide for tax gross-up payments if excise taxes are triggered in connection with any termination-related compensation. Based on current information, none of the compensation under any of the termination scenarios would trigger excise taxes and, therefore, no tax gross-up amounts would be necessary.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits”.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2007, relating to AptarGroup’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to Be		under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	7,579,436(2)	$21.37 (3)	1,653,629(4)

(1)	Plans approved by stockholders include the AptarGroup Stock Awards Plans and Director Stock Option Plans.

(2)	Includes 21,098 RSUs.

(3)	RSUs are excluded when determining the weighted average exercise price of outstanding options.

(4)	As described in Proposal 3 — Approval of 2008 Stock Option Plan, the Company granted 1,252,000 options to employees in January 2008, and as of March 6, 2008, approximately 350,000 shares remain available for future grants under the AptarGroup Stock Awards Plan and 44,000 shares remain available for future grants under the Director Stock Option Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table contains information with respect to the beneficial ownership of common stock, as of March 6, 2008, by (a) the persons known by AptarGroup to be the beneficial owners of 5% or more of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned
			Options Exercisable
	Number of		Within 60 Days of
Name	Shares(1)	Percentage(2)	March 6, 2008
Neuberger & Berman LLC(3) 605 Third Avenue New York, NY 10158	7,969,246	11.7	—

State Farm Mutual Automobile Insurance Company (4) One State Farm Plaza Bloomington, IL 61710	6,306,501	9.3	—

Barclays Global Investors, N.A. (5) 45 Fremont Street San Francisco, CA 94105	3,817,779	5.6	—

Stefan A. Baustert	8,000	*	8,000

Alain Chevassus	14,500	*	—

Rodney L. Goldstein(6)	24,000	*	20,000

Ralph Gruska	10,800	*	8,000

Leo A. Guthart(7)	114,021	*	28,000

Stephen J. Hagge(8)	489,205	*	439,001

King W. Harris(9)	431,412	*	28,000

Francesco Mascitelli	278,392	*	244,001

Emil D. Meshberg	418,731	*	170,001

Peter H. Pfeiffer	1,742,122	2.5	768,000

Carl A. Siebel(10)	1,294,374	1.9	1,104,000

Dr. Joanne C. Smith(11)	29,747	*	28,000

All Directors, Director Nominees and Executive Officers as a Group (20 persons)(12)	6,158,204	8.5	3,959,009

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 6, 2008.

(2)	Based on 68,227,429 shares of common stock outstanding as of March 6, 2008 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)	The information as to Neuberger & Berman LLC and related entities (“Neuberger & Berman”) is derived from a statement 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the sole power to vote 125,760 shares, the shared power to vote 6,438,800 shares and the shared power to dispose of 7,969,246 shares.

(4)	The information as to State Farm Mutual Automobile Insurance Company and related entities (“State Farm”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 6,275,769 shares and the shared power to vote and dispose of 30,732 shares.

(5)	The information as to Barclays Global Investors, N.A. and related entities (“Barclays”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Barclays has the sole power to dispose of 3,817,779 shares and the sole power to vote 2,956,595 shares.

(6)	Mr. Goldstein shares the power to vote and dispose of 4,000 shares.

(7)	Mr. Guthart shares the power to vote and dispose of 86,021 shares.

(8)	Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(9)	Mr. Harris shares the power to vote and dispose of 181,868 shares.

(10)	Mr. Siebel shares the power to vote and dispose of 190,374 shares.

(11)	Dr. Smith shares the power to vote and dispose of 1,407 shares.

(12)	Includes 485,492 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

TRANSACTIONS WITH RELATED PERSONS

AptarGroup or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of 5% or more of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with AptarGroup’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

The following are not considered Related Party Transactions:

•	executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors

•	indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company

•	indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business

•	any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis

Pursuant to this policy, the Audit Committee approves or ratifies all related party transactions, including those involving NEOs as described below.

In 1999, AptarGroup acquired companies that were owned by Mr. Emil Meshberg and certain members of his family. Mr. Meshberg became an executive officer of AptarGroup immediately following the acquisitions and he continues to serve in such capacity. AptarGroup currently leases real estate from, makes license royalty payments to and sells products to entities related to Mr. Meshberg or certain members of his family. The transactions between AptarGroup and these entities were at arms-length and, in 2007, amounted to lease payments of approximately $190,000, license royalty payments of approximately $212,000 and sales of approximately $570,000.

Mr. Peter Pfeiffer owns 12.5% of the equity and occupies a paid supervisory board position with a packaging filling company located in Switzerland. In 2007, Mr. Pfeiffer received approximately $10,000 in director fees related to this position. In 2007, this company purchased approximately $130,000 of products from an AptarGroup subsidiary. It is expected that AptarGroup’s subsidiary will continue to sell product to this company in the normal course of business in 2008. Mr. Pfeiffer was not involved in the pricing, sales or purchasing decisions on these transactions.

In October 2007, in connection with the previously announced retirement of Mr. Siebel, AptarGroup entered into a one-year Consulting Agreement with Carl Siebel Consulting GmbH, that became effective January 1, 2008 (“Consulting Agreement”). The Consulting Agreement may be extended by AptarGroup for additional one-year terms. Compensation for the consulting services to be provided by Mr. Siebel during the year ending December 31, 2008 will be €165,000 or approximately $247,000 using current exchange rates and will be paid in equal monthly installments. Pursuant to the Consulting Agreement, which includes a noncompete provision, Carl Siebel Consulting GmbH will be an independent contractor, and Mr. Siebel will not be an employee, of AptarGroup.

Mr. Andreas Siebel is the son of Mr. Carl A. Siebel, the Company’s former President and Chief Executive Officer until his retirement on December 31, 2007 and a Director of AptarGroup. In 2007,

Mr. Andreas Siebel served in the capacity of Sales Manager for one of AptarGroup’s European subsidiaries and received salary and bonus compensation of approximately $175,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2007 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of AptarGroup’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that in 2007, the following executive officers each reported on a Form 4 the following number of transactions that were not reported on a timely basis: Mr. Pfeiffer (one transaction).

AUDIT COMMITTEE REPORT

Management is responsible for AptarGroup’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

During the course of the fiscal year ended December 31, 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Committee provided advice to management during this process.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In addition, the Committee discussed with the independent registered public accounting firm’s independence from AptarGroup and its management, and the independent registered public accounting firm provided the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In considering the independence of AptarGroup’s independent registered public accounting firm, the Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 6 — Ratification of the Appointment of the Independent Registered Public Accounting Firm”.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Leo A. Guthart (Chair)
Stefan A. Baustert
Rodney L. Goldstein
Ralph Gruska

OTHER MATTERS

Proxy Solicitation

AptarGroup will pay the cost of soliciting proxies for the annual meeting. AptarGroup has engaged Georgeson Inc., a proxy solicitor, in connection with the 2008 annual meeting and expects to pay approximately $15,000 for these services. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

AptarGroup’s Annual Report/Form 10-K for the year ended December 31, 2007 is being distributed with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

Stockholder Proposals

In order to be considered for inclusion in AptarGroup’s proxy materials for the 2009 annual meeting of stockholders, and in order for any stockholder to recommend a candidate for director to be considered by the Corporate Governance Committee, the proposal or candidate recommendation must be received at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 20, 2008. In addition, AptarGroup’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must include with such recommendation any information that would be required by the Company’s Bylaws if the stockholder were making the nomination directly.

Stockholders at the 2008 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 6, 2008, who is entitled to vote at the annual meeting and who has given AptarGroup’s Secretary timely written notice, in proper form, of the stockholder’s proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2008 annual meeting must have been received by the Secretary on or after January 31, 2008 and on or prior to March 1, 2008. The 2009 annual meeting is expected to be held on April 29, 2009. A stockholder proposal or nomination intended to be brought before the 2009 annual meeting must be received by the Secretary on or after January 29, 2009 and on or prior to February 28, 2009. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup’s Bylaws.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

Crystal Lake, Illinois
March 21, 2008

APPENDIX A

APTARGROUP, INC.

ANNUAL BONUS PLAN

I.
Purposes

The purposes of the AptarGroup, Inc. Annual Bonus Plan are to retain and motivate the officers and other employees of AptarGroup, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II.
Certain Definitions

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) 90 days after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the Common Stock is then traded to constitute a compensation committee, and which consists of three or more members of the Board, each of whom may be an “outside director” within the meaning of Section 162(m) of the Code.

“Common Stock” shall mean Common Stock, par value $.01 per share, of the Company.

“Company” shall mean AptarGroup, Inc., a Delaware corporation and any successor thereto.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars, in Restricted Stock Units or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period commencing on or after January 1, 2008 for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the AptarGroup, Inc. Annual Bonus Plan as set forth herein, as it may be amended from time to time.

“Restricted Stock Unit” shall mean a right that entitles the holder thereof to receive, upon vesting, one share of Common Stock on the date of vesting and that is available for grant in accordance with the terms of a stock plan of the Company, the eligible participants in which include Participants.

III.
Administration

3.1. General.  The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2. Powers and Responsibilities.  The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)	to designate within the Applicable Period the Participants for a Performance Period;

(b)	to establish within the Applicable Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (i) the Participant’s termination of employment with or service to the Company due to disability, retirement, death or any other reason or (ii) a change in control of the Company;

(c)	to determine in writing prior to the payment with respect to any Individual Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied;

(d)	to determine whether, and under what circumstances and subject to what terms, an Individual Award Opportunity is to be paid in cash or in Restricted Stock Units, or partly in cash and partly in Restricted Stock Units;

(e)	to determine whether, and under what circumstances and subject to what terms, an Individual Award Opportunity is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(f)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3. Delegation of Power.  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Individual Award Opportunities for such person, and (c) certify the achievement of such performance goals.

IV.
Performance Goals

4.1. Establishing Performance Goals.  The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios, consisting of return on equity; return on assets and return on invested capital; the ratio of EBIT to capital; the ratio of EBITDA to capital; net income; operating income; revenues; profit margin; cash flow(s); expense reduction; working capital ratios; successful implementation of strategic initiatives; and successful integration of acquisitions. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital

(including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be a covered employees at any time during the applicable Performance Period, the performance goals established for the Performance Period may consist of any objective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.

4.2. Impact of Extraordinary Items or Changes in Accounting.  The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, to the extent applicable, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company’s independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company’s independent public accountants in accordance with GAAP, or (c) special charges, such as restructuring or impairment charges, unless, in each case, the Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.

V.
Individual Award Opportunities

5.1. Terms.  At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made. No Participant shall receive a payment, whether in cash or in Restricted Stock Units, under the Plan with respect to any Performance Period having a value in excess of $2,000,000, which maximum amount shall be prorated with respect to Performance Periods that are less than one year in duration.

5.2. Payments.  Payments with respect to Individual Award Opportunities shall be made in cash or in Restricted Stock Units, or partly in cash and partly in Restricted Stock Units, and shall be made at the time determined by the Committee after the end of the Performance Period for which the awards are payable, provided that (a) no such payment shall be made unless and until the Committee has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied and (b) no such payment shall be made later than March 15 of the year immediately following the last day of the applicable Performance Period.

VI.
General

6.1. Effective Date and Term of Plan.  The Plan shall be submitted to the stockholders of the Company for approval at the 2008 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after January 1, 2008. The Plan shall terminate as of December 31, 2012, unless terminated earlier by the Board. In the event that the Plan is not approved by the stockholders of the Company, the Plan shall be null and void with respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code.

6.2. Amendments.  The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

6.3. Non-Transferability of Awards.  No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4. Tax Withholding.  The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5. No Right of Participation or Employment.  No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6. Designation of Beneficiary.  If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death.

Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7. Governing Law.  The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8. Other Plans.  Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9. Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

As adopted by the Board of Directors on February 28, 2008.

APPENDIX B

APTARGROUP, INC.

2008 STOCK OPTION PLAN

1. Purpose.  The purpose of the AptarGroup, Inc. 2008 Stock Option Plan (the “Plan”) is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining personnel, (b) motivating personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

2. Definitions.  The following definitions are applicable to the Plan:

(a) “Affiliate” means (i) any subsidiary and (ii) any other entity in which the Company has a direct or indirect equity interest which is designated an “Affiliate” by the Committee.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

(e) “Common Stock” means Common Stock, par value $.01 per share, of the Company.

(f) “Company” means AptarGroup, Inc., a Delaware corporation, and its successors.

(g) “eligible employee” means any employee of the Company or an Affiliate.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Market Value” on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

(j) “participant” means any employee of the Company or an Affiliate who has been granted an award pursuant to the Plan.

(k) “Rule 16b-3” means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

(l) “subsidiary” means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

(m) “whole Board of Directors” means the total number of directors which the Company would have on the Board of Directors if there were no vacancies.

3. Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors or, if directors constituting not less than seventy percent (70%) of the whole Board of Directors so determine, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants, (2) to make grants of stock options in such forms and amounts as it shall determine, (3) to impose such limitations, restrictions and conditions upon such options as it shall deem appropriate, (4) to approve the forms to carry out the purposes and provisions of the Plan, (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any option granted hereunder and (7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, except for any adjustment pursuant to Section 6(b), the Committee shall not have authority to reprice any stock option granted hereunder.

The Committee’s determinations on matters within its authority shall be final, binding and conclusive. The Committee may, to the extent that any such action will not prevent an option from complying with Rule 16b-3, delegate any of its authority hereunder to such persons as it deems appropriate.

4. Shares Subject to Plan.  Subject to adjustment as provided in Section 6(b), 3,800,000 shares of Common Stock shall be available for the grant of stock options under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person shall be 500,000, subject to adjustment as provided in Section 6(b).

5. Awards.  The Committee may grant stock options to eligible employees in accordance with this Section 4 and the other provisions of the Plan.

(a) Options granted under the Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or any successor provision, or in such other form consistent with the Plan, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company.

(b) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of grant, but in no event shall the option price be less than the par value per share.

(c) Each option shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant, provided that no option shall be exercised later than 10 years after its date of grant.

(d) An option may be exercised (1) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (D) a combination of (A) and (C), in each case to the extent set forth in the agreement relating to the option and (2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (B), (C) or (D), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction).

6. Miscellaneous Provisions.

(a) Nontransferability.  No option shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise permitted as set forth in the agreement relating to such option. Except to the extent permitted by the foregoing sentence, each option may be exercised during the participant’s lifetime only by the participant or the participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

(b) Adjustments.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a cash dividend, the number and class of securities available under the Plan, the maximum number of shares available for grants of options to any person, the number and class of securities subject to each outstanding option and the purchase price per security shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price; provided, however, that in the event of a cash dividend, other than a regular cash dividend, the Committee shall have the discretion to make any or all of the foregoing adjustments. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (i) available under the Plan, such fractional security shall be disregarded, or (ii) subject to an option, the Company shall pay the holder of such option, in connection with the first exercise of such option in whole or in part after such adjustment, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the excess, if any, of (A) the Market Value on the exercise date over (B) the exercise price of such option.

(c) Tax Withholding.  The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock upon the exercise of an option, payment by the holder of such option of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with the exercise of such option. An agreement relating to an option may provide that (1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise of the option having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the exercise of such option (the “Tax Date”) in the amount necessary to satisfy any such obligation or (2) the holder of the option may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) delivery to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise of the option having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (E) any combination of (A) and (C), in each case to the extent set forth in the agreement relating to the option; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to clauses (B) through (E), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. Shares of Common Stock to be delivered or withheld may not have an aggregate Market Value in excess of the minimum amount required to be withheld. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(d) Listing and Legal Compliance.  The Committee may suspend the exercise or payment of any award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

(e) Beneficiary Designation.  To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at a participant’s death shall be paid to the participant’s estate.

(f) Rights of Participants.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant’s employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

(g) Amendment.  The Board of Directors, through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors, may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

7. Effective Date and Term of Plan.  The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding options shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board of Directors through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

As adopted by the Board of Directors on February 28, 2008.

APPENDIX C

APTARGROUP, INC.

2008 DIRECTOR STOCK OPTION PLAN

1. Purpose of Plan.  The purpose of this Plan (the “Plan”) is to promote the long-term financial interests of the Company and its Affiliates by:

(a) providing an incentive for all Eligible Directors to maximize the long-term value of the Company’s Common Stock and otherwise act in the best interest of the Company’s stockholders;

(b) providing Eligible Directors with the opportunity to acquire a greater stake in the future of the Company and its Affiliates through stock ownership; and

(c) attracting and retaining highly qualified directors who will contribute in exceptional ways to the long-term financial success of the Company and its Affiliates.

2. Definitions.  The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context.

(a) “Affiliate” means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an “Affiliate” by the Committee.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

(e) “Common Stock” means Common Stock, par value $.01 per share, of the Company.

(f) “Company” means AptarGroup, Inc., a Delaware corporation, and its successors.

(g) “Eligible Director” means any member of the Board of Directors who is not an employee of the Company or any of its Affiliates.

(h) “Market Value” on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

(i) “option” means a right awarded to a participant pursuant to the Plan to purchase a designated number of shares of Common Stock at a stated price for a stated period of time. Options are not intended to qualify as incentive stock options under Code Section 422.

(j) “option agreement” means an agreement between the Company and an Eligible Director relating to an option.

(k) “participant” means an Eligible Director who has been awarded an option.

(l) “Plan” means the plan set forth in this 2008 Director Stock Option Plan, as it may be amended from time to time.

(m) “subsidiary” means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

(n) “whole Board of Directors” means the total number of directors which the Company would have on the Board of Directors if there were no vacancies.

3. Administration of Plan.

(a) The Plan shall be administered by the Compensation Committee of the Board of Directors or, if directors constituting not less than seventy percent (70%) of the whole Board of Directors so determine, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

(b) The Committee shall have full authority and discretion to adopt rules and regulations and prescribe or approve the forms to carry out the purposes and provisions of the Plan. The Committee’s interpretation and construction of any provision of the Plan or any option shall be final, binding and conclusive. Notwithstanding the foregoing, except for any adjustment pursuant to Section 6(b), the Committee shall not have authority to reprice any option granted hereunder.

4. Shares Subject to Plan.  Subject to adjustment as provided in Section 6(b), 500,000 shares of Common Stock shall be available for grants of options under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

5. Awards.  The Committee may grant options to Eligible Directors in accordance with this Section 5 and the other provisions of the Plan.

(a) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of grant, but in no event shall the option price be less than the par value per share.

(b) Each option shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant, provided that no option shall be exercised later than 10 years after its date of grant.

(c) An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares or which the optionee purchased on the open market and for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (D) a combination of (A) and (C), in each case to the extent set forth in the agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction).

6. Miscellaneous Provisions

(a) Nontransferability of Options.  No option shall be transferable other than (a) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (b) as otherwise permitted as set forth in the agreement relating to such option. Except to the extent permitted by the foregoing sentence, each option may be exercised during the participant’s lifetime only by the participant or the participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

(b) Adjustments.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a cash dividend, the number and class of securities available under the Plan, the number and class of securities subject to each outstanding option, the purchase price per security, and the number of securities subject to each option to be granted to Non-Employee Directors shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an option under the Plan, the Company shall pay the participant, in connection with the first exercise of the option in whole or in part after such adjustment, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the excess, if any, of (a) the Market Value on the exercise date over (b) the exercise price of the option.

(c) Listing and Legal Compliance.  The Committee may suspend the exercise or payment of any award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

(d) Beneficiary Designation.  To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at a participant’s death shall be paid to the participant’s estate.

(e) Amendment.  The Board of Directors, through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors, may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

7. Effective Date and Term of Plan.  The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding options shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board of Directors through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors. Termination of the Plan shall not affect the terms or conditions of any option granted prior to termination.

As adopted by the Board of Directors on January 17, 2008.

APPENDIX D

APTARGROUP, INC.

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Board has unanimously approved and recommended to stockholders an amendment (the “Proposed Amendment”) to the Company’s Certificate of Incorporation (“Certificate”) which would amend the first sentence of Section 4.1 of Article FOUR to read as follows:

“4.1 Capital Stock.  The total number of shares of stock which the Corporation has authority to issue is~~100,000,000~~200,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $.01 per share, and ~~99,000,000~~199,000,000 shares of Common Stock, par value $.01 per share.”

D-1

VOTE BY INTERNET — www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to vote and to request electronic delivery 475 WEST TERRA COTTA AVENUE (e-mail) of information up until 11:59 P.M. Eastern Time the day STE E before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to CRYSTAL LAKE, IL 60014 enter your vote. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AptarGroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AptarGroup, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: APTAG1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AptarGroup, Inc. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Nominees for Election of Directors: 01) King W. Harris 0 0 0 02) Peter H. Pfeiffer 03) Dr. Joanne C. Smith For Against Abstain 2. Approval of Annual Bonus Plan 0 0 0 3. Approval of 2008 Stock Option Plan 0 0 0 4. Approval of 2008 Director Stock Option Plan 0 0 0 5. Approval of an Amendment of the Certificate of Incorporation to increase the number of shares of Common Stock authorized 0 0 0 for issuance 6. Ratification of the appointment of the Independent Registered Public Accounting Firm 0 0 0 IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. For address changes and/or comments, please check this box and write them on 0 the back where indicated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report/Form 10K are available at www.proxyvote.com. AptarGroup, Inc. 475 West Terra Cotta Ave., Suite E Crystal Lake, IL 60014 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Ralph A. Poltermann and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on April 30, 2008, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees and FOR each proposal. This proxy revokes any proxy previously given. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)